Exhibit 99.B(d)(6)

AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

AMENDMENT made as of June 9, 2015, between The Boston Trust & Walden Funds (formerly, The Coventry Group), a Massachusetts business Trust (the “Trust) and Boston Trust Investment Management, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts (the “Investment Adviser”), to that certain Investment Advisory Agreement, dated September 30, 2004, as amended, between the Trust and the Investment Adviser. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties wish to update the Agreement to reflect changes in Schedule A;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and the Investment Adviser hereby agree as follows:

1.             Addition- Walden International Equity Fund

Schedule A to the Investment Advisory Agreement, attached hereto, is amended to include the Walden International Equity Fund.

2.             Miscellaneous.

(a)           This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)           Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)           Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)           This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

THE BOSTON TRUST & WALDEN FUNDS

By:	/s/ Lucia Santini
Name:	Lucia Santini
Title:	President

BOSTON TRUST INVESTMENT MANAGEMENT, INC.

By:	/s/ Lucia Santini
Name:	Lucia Santini
Title:	Managing Director

Dated as of:

June 9, 2015

Schedule A

To the

Investment Advisory Agreement

between

The Boston Trust & Walden Funds

and

Boston Trust Investment Management, Inc.

Name ofFund	Compensation

Boston Trust Asset Management Fund	0.75% of average daily net assets
Boston Trust Equity Fund Boston	0.75% of average daily net assets
Trust Midcap Fund Boston Trust	0.75% of average daily net assets
SMID Cap Fund Boston Trust	0.75% of average daily net assets
Small Cap Fund Walden Asset	0.75% of average daily net assets
Management Fund Walden	0.75% of average daily net assets
Equity Fund	0.75% of average daily net assets
Walden Midcap Fund	0.75% of average daily net assets
Walden SMID Cap Innovations Fund	0.75% of average daily net assets
Walden Small Cap Innovations Fund	0.75% of average daily net assets
Walden International Equity Fund	0.75% of average daily net assets

THE BOSTON TRUST & WALDEN FUNDS f/k/a The Coventry Group)		BOSTON TRUST INVESTMENT MANAGEMENT, INC.

By:	/s/ Lucia Santini	By:	/s/ Lucia Santini

Name:	Lucia Santini	Name:	Lucia Santini

Title:	President	Title:	Managing Director